Exhibit 99.1

Hewlett-Packard Company 3000 Hanover Street Palo Alto, CA 94304 hp.com

News Release

HP Introduces Future Boards of Directors for

Hewlett Packard Enterprise and HP Inc.

•    Board members will bring diverse leadership expertise and insights from multiple industries

•    Current Board Member James Skinner to resign upon completion of the separation

Editorial contacts Brynn Bailey, HP +1 917 576 4832 brynn.bailey@hp.com www.hp.com/go/newsroom	PALO ALTO, Calif., August 12 — As HP (NYSE: HPQ) prepares to separate into two industry-leading companies on November 1, 2015, the company today introduced the expected members of the boards of directors for both Hewlett Packard Enterprise and HP Inc. Each board will include members of the current HP board, as well as several new directors chosen after a comprehensive review of personal and professional qualifications as they relate to the specific needs of the two new companies.

Upon completion of the separation, Hewlett Packard Enterprise will provide the technology solutions customers need to optimize their traditional IT, while helping them build a secure, cloud-enabled, mobile-ready infrastructure that is uniquely suited to their needs. Hewlett Packard Enterprise will be led by current HP chief executive officer Meg Whitman. HP Inc. will be a leading personal systems and printing company with a strong innovation pipeline across areas such as 3D printing and new computing experiences. HP Inc. will be led Dion Weisler, who currently runs the Printing and Personal Systems Group at HP.

The new board for each company will go into effect upon completion of the separation.

In addition, current Board member James Skinner has announced that he has resigned from the Board, effective upon completion of the separation, due to the increased workload of his new role as Executive Chairman of Walgreens Boots Alliance Inc.

Hewlett Packard Enterprise

The board of directors of Hewlett Packard Enterprise will be chaired by Pat Russo, who joined the HP board in 2011 and currently serves as its lead independent director. Russo previously served as chief executive officer of Alcatel-Lucent, as well as chairman, president and chief executive officer of Lucent Technologies Inc.

In addition to Russo, the Hewlett Packard Enterprise board of directors is expected to include:

•    Dan Ammann, President, General Motors

•    Marc Andreessen, Co-founder, AH Capital Management, LLC

•    Michael J. Angelakis, Senior Advisor to the Executive Management Committee, Comcast Corporation; former Vice Chairman and Chief Financial Officer, Comcast Corporation

•    Leslie A. Brun, Chairman and Chief Executive Officer of Sarr Group, LLC

•    Pamela Carter, former President, Cummins Distribution

•    Klaus Kleinfeld, Chairman and Chief Executive Officer, Alcoa Inc.

•    Raymond J. Lane, Partner Emeritus, Kleiner Perkins Caufield & Byers

•    Ann M. Livermore, former Executive Vice President, HP Enterprise Business

•    Raymond E. Ozzie, Chief Executive Officer, Talko Inc.

•    Gary M. Reiner, Operating Partner, General Atlantic

•    Lip-Bu Tan, Chairman, Walden International; President and Chief Executive Officer, Cadence Design Systems, Inc.

•    Meg Whitman, Chairman, President and Chief Executive Officer, HP

“We set out to create two Boards with the most experienced, global-minded and diverse members we could find to help each company win in their unique markets,” said Russo. “In addition to their collective business acumen, the new board members have worked in more than a dozen countries around the world. They will provide strong leadership and invaluable insights into international operations, market opportunities and effective governance.”

Andreessen, Kleinfeld, Lane, Livermore, Ozzie, Reiner, Russo and Whitman all currently serve as members of the board of directors of HP.

HP Inc.

Meg Whitman will chair the board of directors for HP Inc. Whitman has served as president and chief executive officer of HP since September 2011, in addition to serving as director of HP since January 2011 and Chairman of the board of HP since July 2014.

“The post-separation Boards for both Hewlett Packard Enterprise and HP Inc. comprise leaders with some of the most diverse backgrounds and professional experiences I’ve seen in my career,” said Whitman. “I’m confident that these boards will successfully serve the needs of both companies and their shareholders at a defining moment in time.”

In addition to Whitman, the HP Inc. board of directors is expected to include:

•    Shumeet Banerji, Founder, Condorcet, LP; former Chief Executive Officer, Booz & Company, Inc.

•    Carl Bass, President, Chief Executive Officer and Director, Autodesk, Inc.

•    Robert R. Bennett, Managing Director, Hilltop Investments, LLC; former President and Chief Executive Officer, Liberty Media Corporation

•    Charles V. “Chip” Bergh, President and Chief Executive Officer, Levi Strauss & Co.

•    Stacy Brown-Philpot, Chief Operating Officer, TaskRabbit, Inc.

•    Stephanie A. Burns, former Chairman and Chief Executive Officer, Dow Corning Corporation

•    Mary Anne Citrino, Senior Advisor, Blackstone

•    Rajiv Gupta, former Chairman and Chief Executive Officer, Rohm and Haas Company

•    Stacey Mobley, former Senior Vice President, Chief Administrative Officer and General Counsel, DuPont

•    Subra Suresh, President, Carnegie Mellon University

•    Dion Weisler, Executive Vice President, HP

Banerji, Bennett, Gupta, and Whitman currently serve on the board of directors of HP.

“I’m very excited to work with the new Board of HP Inc.,” said Weisler. “HP Inc. has tremendous opportunities and having a skilled board with a global perspective is critical to me and my management team, especially as we embark into new markets like 3-D printing and immersive computing. The chance to take in the skills of new board members is a great benefit of the separation.”

For more information and detailed biographies on each of the board members visit HP Next.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the separation of Hewlett Packard Enterprise Company from the rest of HP; the expected timing of the completion of the separation; the ability to complete the separation considering the various closing conditions; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that benefits may not materialize as expected; that the separation may not be timely completed, if at all; that, prior to the completion of the separation, HP’s business may not perform as expected due to separation-related uncertainty or other factors; that the parties are unable to successfully implement separation strategies; and other risks that are described in HP’s and Hewlett-Packard Enterprise Company’s Securities and Exchange Commission reports, including but not limited to the risks described in HP’s Annual Report on Form 10-K for its fiscal year ended October 31, 2014, HP’s Quarterly Report on Form 10-Q for its fiscal quarter ended April 30, 2015 and the “Risk Factors” section of the preliminary information statement included in Hewlett-Packard Enterprise Company’s Registration Statement on Form 10 (File No. 001-37483) (as it may be amended). HP and Hewlett Packard Enterprise Company assume no obligation to update these forward-looking statements.